Exhibit 10.14
LEVI STRAUSS & CO.
EXECUTIVE SEVERANCE PLAN
(Effective May 1, 2004)

LEVI STRAUSS & CO.
EXECUTIVE SEVERANCE PLAN
     Introduction. Levi Strauss & Co. (the “Company”) established the Senior Executive Severance Plan (the “Plan”) effective as of August 1, 2000. The Plan is hereby restated effective May 1, 2004. Effective May 1, 2004, the Plan is named the “Executive Severance Plan”. The purpose of the Plan is to recognize the past service of Executives whose employment is involuntarily terminated as set forth herein by providing Severance Payments. The Plan is an unfunded deferred compensation plan for a select group of management or highly compensated employees that is intended to qualify for the exemptions provided in section 201, 301 and 401 of ERISA and for the alternative reporting method provided in DOL Reg. §2520.104-23. This Plan supercedes all prior policies and practices of the Company with respect to severance or separation pay for Executives whose employment is involuntarily terminated after April 30, 2004. This Plan is the only severance program for such Executives.
     1. Definitions.
          1.1. “Company” means Levi Strauss & Co.
          1.2. “Compensation” means an Executive’s regular base salary on his or her Termination Date.
          1.3. “Comparable Position” means any job that has no impact on base salary. To be a “Comparable Position” the different job must be performed at the same or geographically proximate work site with the same or comparable work schedule, as determined in the sole discretion of the Plan Administrator.
          1.4. “Employee” means a common-law employee of the Company on the Home Office Payroll, including an employee classified by the Company as a U.S. expatriate employee, who is not subject to the overtime provisions of the Fair Labor Standards Act, and who is paid through the Company’s regular payroll system, and who has not signed an agreement that he or she is not entitled to benefits from the Company.
          1.5. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          1.6. “Executive” means an Employee whose position is classified under Executive Band or Leader Band in the Company’s World-Wide Compensation Plan.
          1.7. “General Release Agreement” means a legally binding document in which an Employee waives any and all claims against the Company related to his or her employment or separation from employment. Whether or not an Employee chooses to sign the General Release Agreement is completely at his or her discretion.
          1.8. “Plan” means the Levi Strauss & Co. Executive Severance Plan, as set forth in this instrument and as hereafter amended.

          1.9. “Severance Payment(s)” or “Severance Pay” means the payments to an eligible Executive pursuant to Section 3 on account of the termination of his or her employment with the Company.
          1.10. “Termination Date” means the last day upon which an Executive is actively employed with the Company.
          1.11. “Year of Service” means a twelve-month period of employment beginning on the later of the Executive’s date of hire or most recent date of rehire. Years of Service are calculated in full twelve month periods with no credit for partial years.
     2. Eligibility for Severance Payments.
          2.1. General Eligibility. Except as otherwise provided in the Plan, an Executive is entitled to a Severance Payment under the Plan only if his or her employment with the Company is involuntarily terminated by action of the Company after April 30, 2004, on account of a reduction in force, layoff, position elimination, or because the Company has determined, in its sole discretion, that his or her services are no longer required.
          2.2. Exclusions. An Executive is not eligible for a Severance Payment if he or she:
          (a) Voluntarily resigns before his or her last day of active employment as designated by the Company, even if he or she received advance notice of his or her involuntary termination;
          (b) Is terminated because of failure to return from an approved leave of absence;
          (c) Resigns or is involuntarily terminated because the Company has determined that he or she violated any policy, procedure or rule of the Company, engaged in dishonest or wrongful conduct, committed any crime or performed his or her duties in an unacceptable manner;
          (d) Resigns or is terminated after declining to accept an offer of a Comparable Position with the Company;
          (e) Has an individual written agreement with the Company that provides for any form of severance, separation, or special retirement program.
          2.3. Certain Corporate Transactions. Unless, and only to the extent expressly authorized by the Company or set forth in this Plan, no Severance Payment is payable under the Plan to an Employee in the event of the sale or other disposition of the Company, any affiliate or any assets or stock of either, if the Employee (i) continues to be employed by the Company, its successor or an affiliate on or after the date of such sale or other disposition, (ii) is offered a Comparable Position with the acquiring entity or any of its affiliates, or (iii) is offered a Comparable Position with an entity that was an affiliate of the Company immediately prior to the sale or other disposition.
     3. Amount and Form of Severance Payments.
     3.1. Payment Amount. An eligible Executive shall be entitled to receive the following Severance Payments:
          (a) Severance Pay: Subject to Section 3.2, except as otherwise provided in this Plan, an eligible Executive will continue to receive his or her base salary for a period of two (2) weeks beginning on the date he or she is notified that his or her employment is terminated. If the Company requests, the eligible Executive will remain in his or her position during this two (2) week period.
          (b) Enhanced Severance Pay: In exchange for providing the Company a valid General Release Agreement in accordance with Section 3.5, in a form acceptable to the Company, in addition to payments under Section 3.1(a), and subject to Section 3.2, following the Termination Date, an eligible Executive will receive Enhanced Severance Pay at the level of the Executive’s Compensation as of the Termination Date paid in installments on the normal Company payroll schedule. The Enhanced Severance Pay has two components as follows:
               (i) Base Pay. The eligible Executive is entitled to an amount of the Enhanced Severance Pay determined under the following schedule:

Select Senior Executives in Executive Band. See Appendix A	104 weeks of Compensation

Executive Band and whose annual base salary Market Reference Point (MRP) is $300,000.00 or greater	52 weeks of Compensation

Executive Band and whose annual base salary Market Reference Point (MRP) is less than $300,000.00	26 weeks of Compensation, plus two weeks of Compensation for each Year of Service in excess of five (5) years, to a maximum combined total of 52 weeks of Compensation.

Leader Band	26 weeks of Compensation, plus two weeks of Compensation for each Year of Service in excess of five (5) years, to a maximum combined total of 52 weeks of Compensation.

               (ii) AIP Pay. The eligible Executive shall also be entitled to receive his or her target Annual Incentive Plan (“AIP”) payment for the fiscal year in which the termination is announced to the Executive. The AIP component shall be issued through the Company’s normal payroll process immediately following the Base payments under (i) above. Each payroll installment will be at the level of his or her Compensation until he or she receives the full AIP amount.
     3.2. Conditions and Limitations on Severance Payments.
          (a) All Enhanced Severance Pay under Section 3.1(b) is specifically conditioned upon the Executive’s execution of a General Release Agreement at a time and in a manner to be determined by the Company. Under no circumstances will any Enhanced Severance Pay be made to an Executive who elects not to sign a General Release Agreement.
          (b) An Executive who receives consulting fees from the Company following his or her Termination Date is not eligible for Severance Payments.
          (c) Severance Payments are in lieu of payments under any other severance plan, program or arrangement of or with the Company.
          (d) An Executive is not eligible for Severance Payments if the Company determines that he or she:
(1)	has solicited any employee or consultant of the Company to leave employment with the Company to accept employment with any other person, company or partnership; or

(2)	at any time discloses without the Company’s written permission any confidential or proprietary information that the Executive has learned as a result of his or her employment with the Company and was not previously available in the public domain.
To the extent permitted by law, if the Company determines that the Executive has engaged in any of these activities, it will immediately cease any unpaid Severance Payments and it will have the right to seek repayment of any such payments that have already been made.
     3.3. Form and Timing of Payment.
          (a) Severance Payments shall be made in such form as the Plan Administrator may determine in its sole and absolute discretion.

          (b) If an Executive dies before Severance Payments are completed, any remaining Severance Payments will be made to the Executive’s estate.
          (c) Payment to an Executive of any unpaid Severance Payments will cease immediately upon his or her re-employment by the Company.
          3.4. Plant Shut-Down or Mass Layoff. If the Executive is laid off or discharged because of a plant shut-down or mass layoff to which the Worker Adjustment and Retraining Notice Act of 1988 (“WARN”) applies, Severance Payments shall not be available, except as provided in this subsection. The Company shall provide notice of termination of employment, or pay in lieu of notice, or a combination of notice and pay in lieu of notice in accordance with the provisions of WARN. The amount of Severance Payments to which the Executive is entitled under the Plan shall be determined by subtracting the number of days’ pay in lieu of notice he or she receives pursuant to WARN from the amount of Severance Payments to which he or she would be otherwise entitled under this Section 3. If the pay in lieu of notice under WARN exceeds that Severance Payment amount the Executive will be entitled to no Severance Payments under this Plan.
          3.5. General Release Agreement. The applicable General Release Agreement shall be furnished to an eligible Executive along with a written explanation regarding that General Release Agreement. It is completely within the eligible Executive’s own discretion as to whether he or she elects to sign the applicable General Release Agreement. An eligible Executive is encouraged to review the applicable General Release Agreement with his or her personal attorney at his or her own expense, if he or she so desires.
     In order to receive Enhanced Severance Pay under Section 3.1(b), an eligible Executive must sign, date and return the applicable General Release Agreement to the Company within forty-five (45) days from the date he or she receives the applicable General Release Agreement or as of the date such Executive separates from employment with the Company and is no longer on the Company payroll, whichever is later. If an eligible Executive elects to sign the applicable General Release Agreement, he or she then has seven (7) days from the date of such signing to revoke the signed General Release Agreement. Any such revocation must be in writing and must be received by the Company or its designee within the seven (7) day revocation period. If an eligible Executive elects to revoke his or her signed General Release Agreement, such Executive shall not receive any Enhanced Severance Pay.
     4. Other Benefits. An eligible Executive who receives a Severance Payment will also receive the following benefits:
          (a) If an Executive and/or his or her covered dependents elect(s) to receive medical coverage continuation through Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the same percentage of the monthly cost of his or her COBRA medical coverage as it paid for Executive’s medical coverage during his or her active employment for the duration of the Executive’s severance payment period under Section 3.1 above, up to a maximum coverage period of 18 months.
During the Company-subsidized COBRA coverage period, Executive will be responsible for payment of the remainder of the cost of his or her COBRA medical coverage and for the full cost of any dental or vision coverage elected by the Executive. All periods of Company-subsidized coverage are counted toward the 18-month COBRA entitlement. After the Company-subsidized coverage period ends, the Executive will be responsible for payment of his or her entire COBRA premium. Continuation of COBRA coverage will not extend beyond the date on which a terminated Executive becomes eligible for coverage under another group health plan unless the new plan has a pre-existing condition limitation or the Executive is entitled to Medicare.
          (b) The Company will pay the cost of premiums under its standard basic life insurance program of $10,000 for the same duration that it subsidizes the COBRA coverage in subsection (a) above.
          (c) If an Executive retires and becomes covered by Company retiree health benefits, the Company will subsidize retiree medical coverage for the same duration that it subsidizes the COBRA coverage set forth in subsection (a) above.
          (d) The Company will provide Executive with career counseling and transition services as selected by the Company.
          (e) If Executive has been employed by the Company at least one fiscal quarter in the fiscal year of such Executive’s Termination Date, the Executive shall be entitled to a payment under the AIP for that fiscal year based on the Executive’s actual performance during such fiscal year, pro-rated to reflect the portion of the fiscal year actually worked by the Executive
     5. Withholding. The Company will withhold from all Severance Payments all required federal, state, local and other taxes and any other payroll deductions required.
     6. Administration. The Company has the sole and unlimited discretion to interpret the terms of the Plan and to make all determinations about eligibility and payment of benefits. All decisions of the Company, any action taken by the Company with respect to the Plan and within the powers granted to the Company under the Plan, and any interpretation by the Company of any term or condition of the Plan, are conclusive and binding on all persons, and will be given the maximum possible deference allowed by law. The Company may delegate and reallocate any authority and responsibility with respect to the Plan.
     7. Amendment or Termination. The Company reserves the right, in its sole and unlimited discretion, to amend or terminate the Plan at any time by action of the

Company’s Chief Executive Officer, or his or her designee, without prior notice to any Executive.
     8. Claims Procedure. Any person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Company. Any such claim should be sent to the Health & Welfare Plans Administrative Committee, c/o Levi Strauss & Co., P.O. Box 7215, San Francisco, CA 94120, Attention: Greg Holmes. If the claim is denied (either in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will describe any additional information needed to support the claim. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period.
     9. Appeal Procedure. If a claimant’s claim is denied, the claimant may apply in writing to the Company for a review of the decision denying the claim. The claimant then has the right to review pertinent documents and to submit issues and comments in writing. The Company will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant will be given written notice of the reason for the delay.
     10. Source of Payments. All Severance Payments will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan; and the Plan will have no assets. Any right of any person to receive any payment under the Plan will be no greater than the right of any other unsecured creditor of the Company.
     11. Inalienability. In no event may any Executive sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.
     12. Recovery of Payments Made by Mistake. An eligible Executive shall be required to return to the Company any Severance Payment, or portion thereof, made by a mistake of fact or law.
     13. No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, the payment of any amount by the Company nor any action of the Company shall confer upon any individual any right to be continued as an Employee nor any right or interest in the Plan other than as provided in the Plan. Other than an Employee who has a written agreement to the contrary signed by the President, Chief Executive Officer or a Senior Vice President of the Company, every Employee is an employee-at-will whose employment with the Company may be terminated by the Company or the Employee at any time with or without cause and with no notice.
     14. Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of California.

     15. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
     16. Execution.
     IN WITNESS WHEREOF, Levi Strauss & Co., by its duly authorized officer, has executed the Plan on the date indicated below.

LEVI STRAUSS & CO.

By:

Its:

Dated:

LEVI STRAUSS & CO.
EXECUTIVE SEVERANCE PLAN
GENERAL RELEASE AGREEMENT
To receive Enhanced Severance Pay under the Levi Strauss & Co. Executive Plan (the “Plan”), you must agree to and sign this General Release Agreement.
You and Levi Strauss & Co. (“LS&CO.”) hereby agree as follows:
1.	If you sign this General Release Agreement, you will receive the Enhanced Severance Pay under the Plan for which you are eligible, as set forth in the terms of the Plan.

2.	In consideration for the Enhanced Severance Pay under the Plan, you, on your own behalf and on behalf of your heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably release, waive and forever discharge LS&CO. and its predecessors, successors, assigns, subsidiaries, related entities, officers, directors, voting trustees, shareholders, employees, agents, attorneys and insurers (collectively referred to as the “Company”) from all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise, which have or could have arisen to date out of or related to your employment, or from your termination of employment and/or your retirement.

The released claims include, but are not limited to, any claims or entitlement to salary, bonuses, incentives or other payments, benefits or damages arising under any federal law (including but not limited to, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Executive Order 11246, and the Family and Medical Leave Act); any claim arising under state or local ordinances or regulations (including but not limited to, the California Fair Employment & Housing Act or the California Labor Code); and any claim arising under any common law principle or public policy, including all suits in tort or contract.

You also waive, release and promise never to assert any rights and benefits afforded by Section 1542 of the California Civil Code and any similar law of any state or territory of the United States and do so understanding and acknowledging the significance and consequences of such specific waiver of said provisions of law. Section 1542 of the California Civil Code states as follows:
“A General Release does not extend to claims which the Creditor does not know or suspect to exist in his favor at the time of executing the General Release, which, if known to him must have materially affected his settlement with the Debtor.”

You represent that you have not assigned or otherwise transferred any interest in any claim that is the subject of this General Release Agreement.

By signing this General Release Agreement, you understand that you are not waiving any other claims or rights which cannot be waived by law, including the right to file an administrative charge or participating in an investigation conducted by the Equal Employment Opportunities Commission (“EEOC”) and any claims which you may make under state workers’ compensation or unemployment laws (excluding any claims of discrimination or retaliation on the basis of workers’ compensation status), and/or any claims which by law you cannot waive.

3.	In the event that you breach any of your obligations under this General Release Agreement or attempt to rescind this General Release Agreement, LS&CO. will be entitled to recover the full amount of the Enhanced Severance Pay under the Plan, to obtain all other relief provided by law or equity, and to recover court costs and reasonable attorneys’ fees, including expert witness fees, incurred in any such proceeding.

4.	You have forty-five (45) days to consider whether to accept this General Release Agreement, although you may accept it at any time within those forty-five (45) days.

You are advised to consult an attorney before signing the General Release Agreement. To accept the General Release Agreement, you must sign it on or after your separation date, but before the forty-five (45) day period has expired, and return it to LS&CO.

You may revoke your acceptance of the General Release Agreement within seven (7) days from the date you accepted it. To revoke, you must send a written statement of revocation by registered mail, return receipt requested, to Greg Holmes, Vice President of Compensation, 1155 Battery Street, San Francisco, CA 94111.

If you sign this General Release Agreement and do not revoke your acceptance, you will receive the severance benefits under the Plan, as set forth in the terms of the Plan.

5.	You acknowledge that the severance benefits under the Plan are in addition to anything to which you are otherwise entitled.

6.	You acknowledge that you have been informed in writing of the following information:
a.	the eligibility requirements for the Plan;

b.	the job titles and ages of all employees who are eligible for the Plan; and

c.	the ages of all employees who are not eligible for the Plan.
7.	You acknowledge and agree that no representations have been made to you outside this General Release Agreement to induce you to enter into this General Release Agreement.

8.	The provisions of this General Release Agreement are contractual and severable. If any part of this General Release Agreement is at any time held invalid, that part will remain in effect to the extent allowed by law and all other provisions shall remain in full force and effect.

9.	This General Release Agreement, together with the Older Workers Benefit Protective Act Disclosures, constitute a single, integrated written contract expressing the entire agreement between you and LS&CO. There is no other agreement, written or oral, express or implied, between you and LS&CO. with respect to the subject matter of this General Release Agreement. This General Release Agreement may be modified only in writing signed by you and LS&CO.

10.	You acknowledge that you have been given the opportunity to consult with counsel of your own choosing and that you have carefully considered the terms of the General Release Agreement, understand its terms, and have voluntarily signed this General Release Agreement.

11.	This General Release Agreement is governed by and construed in accordance with the laws of the State of California.

Date:	Employee Name:

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Employee Signature:
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